First Guaranty Bancshares, Inc. S-4

Exhibit 5.1

KENNETH E. PICKERING GARY A. COTOGNO W. PATRICK BAKER	PICKERING & COTOGNO A PROFESSIONAL LIMITED LIABILITY COMPANY 1555 POYDRAS STREET, SUITE 430 NEW ORLEANS, LOUISIANA 70112 TEL, (504) 581-1222

March 23, 2023

First Guaranty Bancshares, Inc.

400 E. Thomas Street

Hammond, Louisiana 70401

Re:         First Guaranty Bancshares, Inc.

Ladies and Gentlemen:

We have acted as special counsel to First Guaranty Bancshares, Inc., a Louisiana corporation (the “Company”), in connection with certain legal matters with respect to the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contemplates the offering of up to 1,345,720 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (“Common Stock”), pursuant to that certain Agreement and Plan of Merger dated January 6, 2023 (the “Agreement”) by and among the Company, First Guaranty Bank, a Louisiana state bank (“First Guaranty Bank”), and Lone Star Bank, a Texas banking association (“Lone Star”). Under the Agreement, Lone Star will merge with and into First Guaranty Bank, with First Guaranty Bank continuing as the surviving bank in the transaction. We have also participated in the preparation of the proxy statement/prospectus relating to the Common Stock (the “Proxy Statement/Prospectus”), which is contained in the Registration Statement to which this opinion is an exhibit.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including: (i) the Agreement, (ii) the Registration Statement, (iii) the Restated Articles of Incorporation of the Company, as amended to date and currently in effect, (iv) the Bylaws of the Company, as amended to date and currently in effect, (v) certain resolutions of the Board of Directors of the Company relating to the transactions described in the Registration Statement, and (vi) such other documents and questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, (v) the authenticity of the originals of such copies, and (vi) the accuracy and completeness of the corporate records made available to us by the Company. We have also assumed that the Shares will be issued against receipt of valid consideration under applicable law and that the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be issued by the Company, when issued and delivered as contemplated by the Agreement and the Registration Statement, including the Proxy Statement/Prospectus, will be validly issued, fully paid and nonassessable, when: (i) the Registration Statement will have become effective under the Securities Act, (ii) the transaction contemplated by the Agreement will have been consummated in accordance with the Agreement, (iii) to the extent required under applicable law, the shareholders of Lone Star will have approved the Agreement and the transactions contemplated thereby, and (iv) the Company’s books will reflect the issuance of such shares of Common Stock to the persons entitled thereto in accordance with the terms of the Agreement.

First Guaranty Bancshares, Inc.

March 23, 2023

This opinion is based on the laws of the State of Louisiana and applicable federal law, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date and we undertake no obligation to advise you of any change in any matter set forth in this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Proxy Statement/Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Pickering & Cotogno, A PLLC